Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

VENOCO, INC. ANNOUNCES FIRST QUARTER 2010
FINANCIAL AND OPERATIONAL RESULTS

•                  Net Income $44 Million; Adjusted Earnings $10 Million

•                  Sale of Texas Producing Assets for $100 Million

•                  Increased 2010 Capital Budget to Advance Monterey Shale Exploitation and Sacramento Basin Development

DENVER, COLORADO, May 4, 2010 /PRNewswire/ — Venoco, Inc. (NYSE: VQ) today reported financial and operational results for the first quarter of 2010.  Highlights include the following:

•                  Net income of $44 million — up from a net loss of $8 million in the fourth quarter 2009.

•                  Lease operating expenses of $11.95 per BOE — down 7% from $12.85 per BOE in the fourth quarter.

•                  Production of 1.75 million barrels of oil equivalent (MMBOE) for the first quarter or 19,384 BOE per day (BOE/d) was steady, down 3% from 1.85 MMBOE or 20,079 BOE/d from the fourth quarter of 2009.

The company reported net income of $44 million for the quarter on oil and gas revenues of $83 million and realized commodity derivative gains of $3 million.  Adjusted EBITDA was $53 million in the first quarter, up 8% from $49 million in the fourth quarter of 2009 and down 2% from $55 million in the first quarter of 2009.  Adjusted EBITDA includes $10 million in the first quarter of 2009 of realized gains resulting from the restructuring of derivative instruments during the period.

Adjusted Earnings were $10 million, down from $13 million for the fourth quarter of 2009 and up from a loss of $0.2 million in the first quarter of 2009.  Adjusted Earnings is a measurement that adjusts our net income (loss) for, among other things, the effects of unrealized commodity and interest rate derivatives gains / losses in the quarters.  Please see the end of this release for definitions of Adjusted Earnings and Adjusted EBITDA and a reconciliation of those measures to net income (loss).

Production

Production in the first quarter of 2010 was 19,384 BOE/d, down 3% from fourth quarter 2009 and down 7% from first quarter 2009 production (excluding production from the company’s Hastings field sold in February 2009). The lower production during the quarter reflects the impact of delayed capital projects in the Sacramento Basin and Texas.  In the Sacramento Basin, operations began the year with one drilling rig instead of the three that were originally planned.  There are currently four drilling rigs operating in the Basin, and the company expects to maintain this level of activity throughout the remainder of the year.  In Texas, capital projects were suspended due to the company’s pending sale of assets.    Those assets averaged 1,640 BOE/d in 2009, and as such, the company reduced its annual production guidance to 19,250 BOE/d.  The 1,000 BOE/d reduction in annual guidance reflects the elimination of production from the Texas assets for the last 8 months of 2010.

The following table details the company’s daily production by region for each of the quarters presented (BOE/d):

	Quarter Ended			Full Year 2010
Region	3/31/09	12/31/09	3/31/10	Guidance
Sacramento Basin	10,208	10,227	9,816
Southern California	8,865	8,354	8,287
Texas (and other)	2,655	1,498	1,281
Total	21,728	20,079	19,384	19,250
Total excluding Hastings	20,818	20,079	19,384

“We started slower than expected in the Sacramento Basin in terms of activity levels, but we’re back on track.  Concurrent with the sale of our Texas assets we increased our planned activity in the Basin for the remainder of the year,” commented Tim Marquez, Venoco’s Chairman and CEO. “We continue to be pleased with the economics in the Sacramento Basin. We’ve driven down drilling costs in the Basin to the point where a $4.00 gas price is expected to generate a 25% rate of return, and we have about 90% of our expected 2010 natural gas production hedged at approximately $6.50 per Mcf.”

Capital Investment

The company recently announced a $40 million increase to its 2010 capital expenditure budget in conjunction with the divestiture of its producing Texas assets. The expanded budget will be used to accelerate the exploitation of certain onshore

Monterey shale prospects and increase activity levels in the Sacramento Basin. As a result, the company’s development, exploitation and exploration capital expenditure budget for 2010 is $220 million.

Total costs incurred during the first quarter were $45 million, including $34 million for drilling and rework activities, $1 million for facilities, $6 million for capitalized G&A and $4 million for land, geological and geophysical, and other.  In addition, the company spent $2 million for acquisitions in its core areas.

The company spent $20 million or 44% of its development and other capital expenditures in the Sacramento Basin.  Drilling in the Basin increased from a one-rig program at the beginning of 2010 to a four-rig program by mid-February.  The company spud 22 wells and performed 60 recompletions in the Basin during the first quarter. The company expects to drill approximately 100 wells and perform approximately 250 recompletions during the year.

Activities in Southern California accounted for $16 million or 36% of the company’s first quarter 2010 capital expenditures. The company completed two wells at West Montalvo in February which had been spud toward the end of 2009. At Sockeye, the company completed its hydraulic fracture of an offshore Monterey shale well, and late in the quarter completed a dual completion well that produces from the Monterey shale formation and injects into the Lower Topanga formation, increasing the sweep of the waterflood in that zone.

The company spent $8 million or 18% of its development and other capital expenditures on projects targeting the onshore Monterey shale formation. The company spud two onshore Monterey shale wells during the quarter and a third well in early April. The first two wells have been completed and are in a multi-zone evaluation program to determine their commercial potential.  The company continues to build on its onshore Monterey shale acreage position which is currently over 150,000 gross and 100,000 net acres.  An additional 60,000 gross and 50,000 net acres with Monterey shale potential are held by production.

“With the additional capital allocated to Monterey shale drilling, we’ll drill a total of ten wells including five exploitation wells,” commented Mr. Marquez. “Even as we increase our level of activity, we will still be able to pay down debt this year,” added Mr. Marquez.

In Texas, the company had minimal capital expenditures in the quarter.

Lease Operating Expenses

Venoco’s first quarter 2010 lease operating expenses declined 7% to $11.95 per BOE from $12.85 per BOE in the fourth quarter 2009 and were up slightly from $11.78 per BOE in the first quarter 2009.

Costs and Expenses

	Quarter Ended			Full Year 2010
UNAUDITED (per BOE)	3/31/09	12/31/09	3/31/10	Guidance
Lease Operating Expenses	$11.78	$12.85	$11.95	$14.50
Production/Property Taxes	1.88	0.72	1.27	1.65
DD&A Expense	11.60	11.35	11.45	12.00
G&A Expense(1)	3.87	5.49	4.77	4.50
Interest Expense(2)	8.11	8.64	8.78	8.10
Total	$37.24	$39.05	$38.22	$40.75

(1)          Net of amounts capitalized and excluding stock-based compensation.  See the end of this release for a reconciliation of these amounts to GAAP G&A per BOE.

(2)          Includes interest expense, realized (gain) loss on interest rate swap and amortization of deferred loan fees.

“We had a solid quarter on the expense front and with the sale of the Texas assets have the capital to execute a robust drilling / recompletion program in the Sacramento Basin and to advance our Monterey shale exploitation,” Mr. Marquez explained.

Earnings Conference Call

Venoco will host a conference call to discuss results today, Tuesday, May 4, 2010 at 11:00 AM Eastern Time (9 AM Mountain).  The conference call will be webcast and those wanting to listen may do so by using a link on the Investor Relations page of the company’s website at http://www.venocoinc.com.  Those wanting to participate in the Q & A portion can call (800) 798-2801 and use conference code 60251383.  International participants can call (617) 614-6205 and use the same conference code.

A replay of the conference call will be available for one week by calling (888) 286-8010 or, for international callers, (617) 801-6888, and using passcode 38317117.  The replay will also be available on the Venoco website for 30 days.

Annual Stockholders Meeting

The company’s Annual Stockholders’ meeting will be held on Wednesday, June 2, 2010 at the Brown Palace Hotel, 321 17th Street, Denver, Colorado.

About the Company

Venoco is an independent energy company primarily engaged in the acquisition, exploitation and development of oil and natural gas properties primarily in California.  Venoco operates three offshore platforms in the Santa Barbara Channel, has non-operated interests in three other platforms, operates four onshore properties in Southern California, and has extensive operations in Northern California’s Sacramento Basin.

Forward-looking Statements

Statements made in this news release relating to Venoco’s future production, expenses, rates of return on development projects, future capital projects and expenditures and levels of indebtedness, and all other statements except statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in oil and gas prices, the timing and results of drilling and other development activities, the availability and cost of obtaining drilling equipment and technical personnel, risks associated with the availability of acceptable transportation arrangements and the possibility of unanticipated operational problems, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, and pipeline curtailments by third parties. All forward-looking statements are made only as of the date hereof and the company undertakes no obligation to update any such statement. Further information on risks and uncertainties that may affect the Company’s operations and financial performance, and the forward-looking statements made herein, is available in the company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

For further information, please contact Mike Edwards, Vice President, (303) 626-8320; http://www.venocoinc.com; E-Mail investor@venocoinc.com.

Source: Venoco, Inc.

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OIL AND NATURAL GAS PRODUCTION AND PRICES

	Quarter Ended			Quarter Ended
UNAUDITED	12/31/09	3/31/10	% Change	3/31/09	3/31/10	% Change
Production Volume:
Oil (MBbls)(1)	809	781	-3%	934	781	-16%
Natural Gas (MMcf)	6,230	5,781	-7%	6,129	5,781	-6%
MBOE	1,847	1,745	-6%	1,956	1,745	-11%
Daily Average Production Volume:
Oil (Bbls/d)	8,793	8,678	-1%	10,378	8,678	-16%
Natural Gas (Mcf/d)	67,717	64,233	-5%	68,100	64,233	-6%
BOE/d	20,079	19,384	-3%	21,728	19,384	-11%
Oil Price per Barrel Produced (in dollars):
Realized price before hedging	$64.85	$69.29	7%	$34.40	$69.29	101%
Realized hedging gain (loss)	(10.07)	(1.38)	-86%	9.58	(1.38)	-114%
Net realized price	$54.78	$67.91	24%	$43.98	$67.91	54%
Natural Gas Price per Mcf (in dollars):
Realized price before hedging	$4.59	$5.34	16%	$4.41	$5.34	21%
Realized hedging gain (loss)	2.06	0.65	-68%	1.87	0.65	-65%
Net realized price	$6.65	$5.99	-10%	$6.28	$5.99	-5%
Expense per BOE (in dollars):
Lease operating expenses(2)	$12.85	$11.95	-7%	$11.78	$11.95	1%
Production and property taxes(2)	$0.72	$1.27	76%	$1.88	$1.27	-32%
Transportation expenses	$1.03	$0.94	-9%	$0.53	$0.94	77%
Depreciation, depletion and amortization	$11.35	$11.45	1%	$11.60	$11.45	-1%
General and administrative(3)	$5.83	$5.39	-8%	$4.09	$5.39	32%
Interest expense	$5.79	$5.80	0%	$5.71	$5.80	2%

(1)  Amounts shown are oil production volumes for offshore properties and sales volumes for onshore properties (differences between onshore production and sales volumes are minimal). Revenue accruals are adjusted for actual sales volumes since offshore oil inventories can vary significantly from month to month based on the timing of barge deliveries, oil in tanks and pipeline inventories, and oil pipeline sales nominations.

(2)  Lease operating expenses are combined with property and production taxes to comprise oil and natural gas production expense on the consolidated statements of operations

(3)  Net of amounts capitalized.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended		Quarter Ended
UNAUDITED (In thousands)	12/31/09	3/31/10	3/31/09	3/31/10
REVENUES:
Oil and natural gas sales	$80,139	$82,501	$57,431	$82,501
Other	784	820	885	820
Total revenues	80,923	83,321	58,316	83,321
EXPENSES:
Oil and natural gas production	25,061	23,072	26,726	23,072
Transportation expense	1,911	1,643	1,046	1,643
Depletion, depreciation and amortization	20,961	19,974	22,683	19,974
Accretion of asset retirement obligation	1,591	1,585	1,357	1,585
General and administrative	10,775	9,409	7,998	9,409
Total expenses	60,299	55,683	59,810	55,683
Income from operations	20,624	27,638	(1,494)	27,638
FINANCING COSTS AND OTHER:
Interest expense	10,702	10,124	11,178	10,124
Interest rate derivative realized (gains) losses	4,628	4,509	3,940	4,509
Interest rate derivative unrealized (gains) losses	(1,643)	5,015	(2,993)	5,015
Amortization of deferred loan costs	638	677	735	677
Loss on extinguishment of debt	7,911	—	—	—
Commodity derivative realized (gains) losses	(4,681)	(2,661)	(30,785)	(2,661)
Commodity derivative unrealized (gains) losses and amortization of derivative premiums	20,923	(33,814)	(17,774)	(33,814)
Total financing costs and other	38,478	(16,150)	(35,699)	(16,150)
Income (loss) before taxes	(17,854)	43,788	34,205	43,788
Income tax provision (benefit)	(10,100)	(200)	9,000	(200)
Net income (loss)	$(7,754)	$43,988	$25,205	$43,988

Weighted average common shares outstanding:
Basic	50,909	50,993	50,702	50,993
Diluted	50,909	51,920	50,702	51,920

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CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

UNAUDITED ($ in thousands)	12/31/09	3/31/10
ASSETS
Cash and cash equivalents	$419	$579
Accounts receivable	33,853	33,824
Inventories	6,139	5,663
Prepaid expenses and other current assets	4,276	4,269
Income tax receivable	3,116	11,716
Deferred income taxes	8,400	—
Commodity derivatives	34,611	53,214
Total current assets	90,814	109,265
Net property, plant and equipment	619,430	646,830
Total other assets	29,299	43,390
TOTAL ASSETS	$739,543	$799,485
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$48,709	$38,700
Undistributed revenue payable	8,146	6,702
Interest payable	4,885	9,429
Commodity and interest derivatives	49,709	43,868
Total current liabilities	111,449	98,699
LONG-TERM DEBT	695,029	715,171
COMMODITY AND INTEREST DERIVATIVES	15,076	19,264
ASSET RETIREMENT OBLIGATIONS	92,485	93,968
Total liabilities	914,039	927,102
Total stockholders’ equity	(174,496)	(127,617)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$739,543	$799,485

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GAAP RECONCILIATIONS

In addition to net income (loss) determined in accordance with GAAP, we have provided in this release our Adjusted Earnings and Adjusted EBITDA for recent periods.  Both Adjusted Earnings and Adjusted EBITDA are non-GAAP financial measures that we use as supplemental measures of our performance.

We define Adjusted Earnings as net income (loss) before the items listed in the Adjusted Earnings reconciliation set forth in the table below.  We believe that Adjusted Earnings facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to our ongoing operations.

We define Adjusted EBITDA as net income (loss) before the items listed in the Adjusted EBITDA reconciliation set forth in the table below.  Because the use of Adjusted EBITDA facilitates comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning and analysis purposes, in assessing acquisition opportunities and in determining how potential external financing sources are likely to evaluate our business.

We present Adjusted Earnings and Adjusted EBITDA because we consider them to be important supplemental measures of our performance.  Neither Adjusted Earnings nor Adjusted EBITDA is a measurement of our financial performance under GAAP and neither should be considered as an alternative to net income (loss), operating income or any other performance measure derived in accordance with GAAP, as an alternative to cash flow from operating activities or as a measure of our liquidity. You should not assume that the Adjusted Earnings or Adjusted EBITDA amounts shown are comparable to similarly named measures disclosed by other companies.

	Quarter Ended
UNAUDITED ($ in thousands)	3/31/09	12/31/09	3/31/10
Adjusted Earnings Reconciliation
Net Income	$25,205	$(7,754)	$43,988
Plus:
Unrealized commodity (gains) losses	(22,389)	14,924	(39,471)
Unrealized interest rate derivative (gains) losses	(2,993)	(1,643)	5,015
Loss on extinguishment of debt	—	7,911	—
Tax effects	—	(344)	—
Adjusted Earnings	$(177)	$13,094	$9,532

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	Quarter Ended
UNAUDITED ($ in thousands)	3/31/09	12/31/09	3/31/10
Adjusted EBITDA Reconciliations:
Net income	$25,205	$(7,754)	$43,988
Interest expense	11,178	10,702	10,124
Interest rate derivative (gains) losses - realized	3,940	4,628	4,509
Income taxes	9,000	(10,100)	(200)
DD&A	22,683	20,961	19,974
Accretion of asset retirement obligation	1,357	1,591	1,585
Amortization of deferred loan costs	735	638	677
Loss on extinguishment of debt	—	7,911	—
Share-based payments	550	824	1,323
Amortization of derivative premiums and other comprehensive loss	5,238	6,511	5,657
Unrealized commodity derivative (gains) losses	(22,389)	14,924	(39,471)
Unrealized interest rate derivative (gains) losses	(2,993)	(1,643)	5,015
Adjusted EBITDA	$54,504	$49,193	$53,181

We also provide per BOE G&A expenses excluding share-based compensation charges.  We believe that these non-GAAP measures are useful in that the items excluded do not represent cash expenses directly related to our ongoing operations.  These non-GAAP measures should not be viewed as an alternative to per BOE G&A expenses as determined in accordance with GAAP.

	Quarter Ended
UNAUDITED ($ in thousands, except per BOE amounts)	3/31/09	12/31/09	3/31/10
G&A per BOE Reconciliation

G&A expense	$7,998	$10,775	$9,409
Less:
Share-based compensation expense	(420)	(634)	(1,083)
G&A Expense Excluding Share-Based Comp	7,578	10,141	8,326
MBOE	1,956	1,847	1,745
G&A Expense per BOE Excluding Share-Based Comp	$3.87	$5.49	$4.77

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